Exhibit 99.1

Wednesday, January 26, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RECORD FULL YEAR 2021 RESULTS AND INCREASES DIVIDEND

•	Fourth Quarter and Record Full Year 2021 Net Income of $1.45 and $5.77 per Basic Common Share, Respectively
•	Quarterly Cash Dividend Increases 3.2% to $0.32 Per Common Share in First Quarter 2022
•	Non-performing Assets Improved to 0.27% of Total Assets from 0.44% at December 31, 2020
•	Common Equity Tier 1 and Total Risk-Based Capital Ratios of 12.87% and 14.08%, Respectively
•	Book Value and Tangible Book Value Per Common Share Increased 9% and 10%, Respectively in 2021

Lakeville, Connecticut, January 26, 2022 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2021. The record results for 2021 reflected an increase in income available to common shareholders to $16.2 million, or $5.77 per basic common share, compared with $11.8 million, or $4.21 per basic common share in 2020.

Net income available to common shareholders was $4.1 million, or $1.45 per basic common share, for Salisbury’s fourth quarter ended December 31, 2021 (fourth quarter 2021), compared with $3.4 million, or $1.21 per basic common share, for the third quarter ended September 30, 2021 (third quarter 2021), and $2.8 million, or $0.99 per basic common share, for the fourth quarter ended December 31, 2020 (fourth quarter 2020). Net income for full year 2021 included a pre-tax release of credit reserves of $0.7 million compared with a provision expense of $5.0 million in full year 2020.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “although COVID-19 challenged us again in 2021, we reported record earnings for the third year in a row and our credit metrics continue to improve due to the dedication and hard work of our employees. In 2021, we also processed nearly $50 million of additional loan applications under the Paycheck Protection Program (“PPP”), bringing the total loan volume since the inception of this program to almost $150 million. As we enter the new year, we are cautiously optimistic that the business environment will remain favorable and we are focused on driving disciplined growth across our markets. In January 2022, we hired a third commercial lender as an integral part of this strategy and we also relocated our Poughkeepsie, New York branch to a more accessible location. Salisbury Bank is well-positioned to meet the needs of our customers, and our employees remain committed to providing outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $10.7 million for the fourth quarter 2021 increased $0.4 million, or 3.8%, versus third quarter 2021, and increased $0.7 million, or 7.4% compared with fourth quarter 2020. Tax equivalent interest income of $11.5 million for fourth quarter 2021 increased $0.4 million, or 3.2%, versus third quarter 2021 and increased $0.6 million, or 5.5% from fourth quarter 2020.

The cost of interest-bearing liabilities of $0.8 million for fourth quarter 2021 was essentially unchanged from third quarter 2021 and declined $0.1 million, or 15.1% from fourth quarter 2020. The decrease in interest expense compared with fourth quarter 2020 primarily reflected lower deposit costs.

Average earning assets of $1.4 billion for fourth quarter 2021 increased $15.7 million, or 1.1%, from third quarter 2021, and increased $170.2 million, or 13.6%, versus fourth quarter 2020. The growth in average earning assets from fourth quarter 2020 primarily reflected higher average short-term fund balances due to deposit growth, higher average balances in the available-for-sale portfolio and higher average loan balances. Average earning assets for fourth quarter 2021 included average PPP loan balances of $32.0 million, net of deferred fees, compared with $51.8 million in third quarter 2021 and $93.4 million in fourth quarter 2020. Average total interest bearing liabilities of $1.0 billion for fourth quarter 2021 increased $3.2 million, or 0.3%, from third quarter 2021. Average total interest bearing liabilities for fourth quarter 2021 increased $87.0 million, or 10.1%, versus fourth quarter 2020 primarily due to higher average deposit and subordinated debt balances, which were partially offset by lower average Federal Home Loan Bank of Boston (FHLBB) borrowings.

The tax equivalent net interest margin for fourth quarter 2021 was 2.99% compared with 2.92% for third quarter 2021 and 3.17% for fourth quarter 2020. Excluding PPP loans, the tax equivalent net interest margin for fourth quarter 2021 was 2.87% compared with 2.78% for third quarter 2021 and 3.13% for fourth quarter 2020. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 on this release for additional details.

Non-Interest Income

Non-interest income of $2.8 million for fourth quarter 2021 was essentially unchanged from third quarter 2021 and increased $371 thousand versus fourth quarter 2020.

Trust and Wealth Advisory fees of $1.3 million for fourth quarter 2021 were consistent with third quarter 2021 and increased $220 thousand versus fourth quarter 2020. The increase from fourth quarter 2020 primarily reflected higher asset-based fees. Assets under administration were $1.1 billion at December 31, 2021 compared with $973.2 million at September 30, 2021 and $944.3 million at December 31, 2020. Discretionary assets under administration of $657.8 million in fourth quarter 2021 increased from $608.2 million in third quarter 2021 and $555.0 million in fourth quarter 2020 primarily due to higher market valuations. Non-discretionary assets under administration of $425.4 million in fourth quarter 2021 increased from $365.0 million in third quarter 2021 and increased from $389.4 million in fourth quarter 2020 primarily due to the higher valuation of certain partnership assets for an existing non-discretionary client relationship for which the wealth management business records only a nominal annual fee.

Service charges and fees of $1.3 million for fourth quarter 2021 increased $75 thousand versus third quarter 2021 and increased $428 thousand versus fourth quarter 2020. The increase from third quarter 2021 primarily reflected higher loan prepayment fees whereas the increase from fourth quarter 2020 primarily reflected higher deposit fees. Salisbury waived approximately $200 thousand in deposit fees in fourth quarter 2020 due to the COVID-19 pandemic. Income from mortgage sales and servicing decreased slightly versus third quarter 2021 and decreased $351 thousand versus fourth quarter 2020. The decline from fourth quarter 2020 reflected the lower volume of residential mortgage loans sold to the FHLBB.

Non-interest income for the fourth quarter 2021 included BOLI income of $170 thousand compared with income of $135 thousand in third quarter 2021 and $110 thousand in fourth quarter 2020.

Non-Interest Expense

Non-interest expense of $8.5 million for fourth quarter 2021 increased $187 thousand versus third quarter 2021 and increased $417 thousand versus fourth quarter 2020. Compensation expense of $4.8 million for fourth quarter 2021 increased $103 thousand from third quarter 2021 and similarly increased slightly versus fourth quarter 2020. The increase from the comparative periods primarily reflected higher salary expense and higher production and incentive accruals, partly offset by lower benefits costs.

Excluding compensation, other non-interest expenses for fourth quarter 2021 increased $84 thousand from third quarter 2021 and increased $373 thousand from fourth quarter 2020. The increase from third quarter 2021 primarily reflected higher Director fees, higher marketing expense and higher FDIC insurance costs, partially offset by a pre-tax loss of $144 thousand recorded in third quarter 2021 on the sale of the building housing the Bank’s branch in Poughkeepsie, New York. In January 2022, Salisbury completed this sale and relocated the branch to leased space nearby. The increase in expenses from fourth quarter 2020 primarily reflected higher marketing costs associated with Salisbury’s web site redesign and branding initiatives as well as increased data processing costs, and higher Directors fees.

The effective income tax rates for fourth quarter 2021, third quarter 2021 and fourth quarter 2020 were 19.1%, 20.1% and 17.5%, respectively. The higher tax rate in 2021 primarily reflected a lower mix of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively higher level of pre-tax income.

Full Year Results

2021 net income available to common shareholders was $16.2 million, or $5.77 per basic common share, compared with $11.8 million, or $4.21 per basic common share for 2020. Results for 2021 included a net release of credit reserves of $0.7 million compared with a provision of $5.0 million for 2020.

Tax equivalent net interest income of $41.3 million for 2021 increased $2.5 million, or 6.4%, from $38.8 million in 2020. Tax equivalent interest income of $44.8 million for 2021 increased $0.7 million, or 1.5%, from $44.1 million in 2020. In 2021 Salisbury recorded PPP interest income and net fee income of $0.7 million and $2.9 million, respectively, compared with $0.7 million and $1.4 million, respectively, in 2020. This increase in net PPP fee income was mostly offset by lower interest income on loans due to declining interest rates.

The cost of interest-bearing liabilities of $3.4 million for 2021 decreased $1.8 million, or 34.8%, from $5.3 million in 2020. The decrease primarily reflected lower deposit interest expense and lower interest expense on FHLBB advances, partially offset by higher interest expense on subordinated debt. Salisbury issued $25 million of subordinated debt in March 2021 and subsequently fully redeemed the outstanding $10 million of subordinated debt issued in 2015.

Average earning assets of $1.4 billion increased $186.5 million, or 15.8%, from $1.2 billion in 2020 and average total interest bearing liabilities of $932.5 million increased $111.4 million, or 13.6%, from $821.1 million in 2020. The tax equivalent net interest margin for 2021 was 3.01% compared with 3.28% for 2020. Excluding PPP, the tax equivalent net interest margin for 2021 was 2.87% compared with 3.28% for 2020.

Non-interest income of $11.5 million for 2021 increased $1.2 million from $10.3 million in 2020. The increase primarily reflected higher trust and wealth fees, higher deposit and interchange fees, partially offset by lower gains on the sale and servicing of mortgage loans and a non-recurring BOLI gain of $601 thousand recorded in 2020. Salisbury waived approximately $754 thousand of deposit and transaction fees in 2020 due to the COVID-19 pandemic. In addition, Salisbury sold $34.6 million of mortgage loans in 2021 compared with sales of $59.8 million in 2020.

Non-interest expense of $32.1 million for 2021 increased $3.1 million versus $29.0 million in 2020. The increase primarily reflected higher compensation, data processing and marketing costs. Non-interest expenses for 2021 also included a pre-tax loss of $144 thousand on the pending sale of the Poughkeepsie, New York building.

The effective tax rate for 2021 was 20.6% compared with 17.0% for 2020. The higher tax rate in 2021 reflected a lower mix of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively higher level of pre-tax income. In addition, the tax rate for 2020 reflected $601 thousand of non-taxable BOLI proceeds received in that period.

Loans

Gross loans receivable of $1.1 billion at December 31, 2021 increased $9.0 million, or 0.8%, from third quarter 2021 and $38.2 million, or 3.7%, from fourth quarter 2020. Excluding PPP loans, gross loans receivable increased $24.1 million, or 2.3%, from third quarter 2021 and $99.3 million, or 10.4%, from fourth quarter 2020 reflecting strong growth in both the residential and commercial portfolios.

The increase in residential real estate balances during fourth quarter 2021 reflected continued strong origination volume and low sales volume to FHLBB. Approximately $4.2 million of residential loans were sold to FHLB Boston in fourth quarter 2021 compared with $1.8 million during third quarter 2021 and $14.6 million in fourth quarter 2020. Commercial real estate loan balances at December 31, 2021 were reduced by approximately $10.2 million due to the pay-off of two hotel loans during fourth quarter 2021. The ratio of gross loans to deposits for fourth quarter 2021 was 80.8% compared with 83.0% for third quarter 2021 and 92.2% for fourth quarter 2020. Balances by loan type for the comparative periods were as follows:

Loan Type	Q4 2021	Q3 2021	Q4 2020
Residential Real Estate	$468,464	$454,468	$425,677
Commercial Real Estate	369,761	361,965	342,563
Commercial & Industrial ex PPP Loans	169,543	167,528	140,516
PPP Loans	25,589	40,652	86,632
Commercial & Industrial – Total	195,132	208,180	227,148
Farm Land	2,807	3,409	3,198
Vacant Land	14,182	13,698	14,079
Municipal	16,534	18,061	21,512
Consumer	12,547	11,152	7,687
Deferred Costs/(Fees)	285	(314)	(372)
Gross Loans Receivable	$1,079,712	$1,070,619	$1,041,492
Gross Loans Receivable ex PPP	$1,054,123	$1,029,967	$954,860

Asset Quality

Non-performing assets decreased $0.8 million during fourth quarter 2021 to $4.2 million, or 0.27% of total assets at December 31, 2021, from $5.0 million, or 0.34% of total assets at September 30, 2021, and decreased $1.4 million from $5.6 million, or 0.44% of total assets, at December 31, 2020.

The amount of total impaired and potential problem loans was $32.8 million, or 3.04% of gross loans receivable, at December 31, 2021 compared with $30.1 million, or 2.89% of gross loans receivable, at December 31, 2020. The increase from year-end 2020 primarily reflected the reduction of internal risk ratings on loans to certain borrowers in the hospitality and entertainment and recreation industries due to COVID-19.

Accruing loans receivable 30-to-89 days past due increased $0.4 million during fourth quarter 2021 to $1.3 million, or 0.12% of gross loans receivable, from $909 thousand, or 0.08% of gross loans receivable at September 30, 2021, and decreased $5.5 million from $6.9 million, or 0.66% of gross loans receivable at December 31, 2020.

The allowance for loan losses for fourth quarter 2021 was $13.0 million compared with $13.2 million for third quarter 2021 and $13.8 million for fourth quarter 2020. The fourth quarter 2021 included a net reserve release of $0.2 million compared with a provision expense of $0.4 million in third quarter 2021 and a provision expense of $0.8 million in the fourth quarter 2020. The net release of credit reserves in fourth quarter 2021 primarily reflected the transfer of the remaining loans in the discrete COVID-19 pool, which carries a higher level of reserves, back to their pre-pandemic loan pool because the borrowers were paying as agreed and the underlying businesses were substantially operating at pre-pandemic levels. The pay-off of certain commercial loans and internal risk rating upgrades in fourth quarter 2021 also contributed to the release of credit reserves, which was substantially offset by loan growth and changes to qualitative factors due to continued uncertainty over COVID-19 and other macro-economic trends. Net loan charge-offs (recoveries) were $3 thousand for the fourth quarter 2021, ($60) thousand for third quarter 2021 and $87 thousand for the fourth quarter 2020.

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.23% for the fourth quarter 2021, versus 1.28% for third quarter 2021 and 1.44% for fourth quarter 2020. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 309% for the fourth quarter 2021, versus 263% for third quarter 2021 and 244% for fourth quarter 2020.

Salisbury endeavors to work constructively to resolve non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.3 billion at December 30, 2021 increased $46.6 million, or 3.6%, from September 30, 2021 and increased $207.1 million, or 18.3%, from December 31, 2020. Deposits at December 31, 2021 included brokered deposits of $7.9 million compared with $7.9 million at September 30, 2021 and $18.0 million at December 31, 2020. Average total deposits for the fourth quarter 2021 were $1.3 billion compared with $1.3 billion for the third quarter 2021 and $1.1 billion for the fourth quarter 2020.

Advances from FHLBB were $7.7 million at December 31, 2021 compared with $8.9 million and $12.6 million at September 30, 2021 and December 31, 2020, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $251 million at December 31, 2021.

Capital

Shareholders’ equity increased $3.0 million in the fourth quarter to $136.6 million at December 31, 2021 as net income of $4.1 million and restricted stock activity of $0.2 million were partly offset by common stock dividends paid of $0.9 million and unrealized losses in the available-for-sale securities portfolio of $0.4 million. Book value per common share increased $1.07 during the fourth quarter 2021 to $47.73 per share and increased $3.85 from the fourth quarter 2020. Tangible book value per common share increased $1.09 during fourth quarter 2021 to $42.76 and increased $3.98 from fourth quarter 2020.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2021, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.42%, 14.08%, and 12.87%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

During fourth quarter 2021, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase plan adopted in March 2021, which authorizes Salisbury to repurchase Salisbury’s common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of Salisbury’s common stock from time to time over a period of twelve (12) months.

Dividend on Common Shares

The Board of Directors of Salisbury approved a $0.01 increase in the quarterly dividend at its January 26, 2022 meeting. The quarterly cash dividend of $0.32 per common share will be paid on February 25, 2022 to shareholders of record as of February 11, 2022.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended December 31, 2021, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2021 (unaudited)	December 31, 2020
ASSETS
Cash and due from banks	$6,404	$10,599
Interest bearing demand deposits with other banks	168,931	82,563
Total cash and cash equivalents	175,335	93,162
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	202,396	98,411
CRA mutual fund at fair value	901	917
Federal Home Loan Bank of Boston stock at cost	1,397	1,713
Loans held-for-sale	2,684	2,735
Loans receivable, net (allowance for loan losses: $12,962 and $13,754)	1,066,750	1,027,738
Bank premises and equipment, net	22,625	20,355
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,462 and $5,207)	418	674
Accrued interest receivable	6,260	6,373
Cash surrender value of life insurance policies	27,738	21,182
Deferred taxes	2,713	2,412
Other assets	5,402	3,423
Total Assets	$1,529,184	$1,293,660
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$416,073	$310,769
Demand (interest bearing)	233,600	218,869
Money market	330,436	278,146
Savings and other	237,075	189,776
Certificates of deposit	119,009	131,514
Total deposits	1,336,193	1,129,074
Repurchase agreements	11,430	7,116
Federal Home Loan Bank of Boston advances	7,656	12,639
Subordinated debt	24,474	9,883
Note payable	170	208
Finance lease obligations	4,107	1,673
Accrued interest and other liabilities	8,554	8,315
Total Liabilities	1,392,584	1,168,908
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,861,697 and 2,843,292
Outstanding: 2,861,697 and 2,843,292	286	284
Unearned compensation – restricted stock awards	(925)	(774)
Paid-in capital	46,374	45,264
Retained earnings	89,995	76,974
Accumulated other comprehensive income, net	870	3,004
Total Shareholders' Equity	136,600	124,752
Total Liabilities and Shareholders' Equity	$1,529,184	$1,293,660

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Twelve months ended
Periods ended December 31, (in thousands, except per share amounts)	2021	2020	2021	2020
Interest and dividend income
Interest and fees on loans	$10,438	$10,135	$41,080	$40,796
Interest on debt securities
Taxable	651	411	2,048	1,671
Tax exempt	191	159	697	672
Other interest and dividends	73	65	247	295
Total interest and dividend income	11,353	10,770	44,072	43,434
Interest expense
Deposits	509	629	2,160	3,890
Repurchase agreements	3	3	16	20
Finance lease	34	35	136	141
Note payable	3	3	11	14
Subordinated debt	233	150	1,000	618
Federal Home Loan Bank of Boston advances	28	133	125	605
Total interest expense	810	953	3,448	5,288
Net interest and dividend income	10,543	9,817	40,624	38,146
(Release) provision for loan losses	(202)	840	(720)	5,038
Net interest and dividend income after provision (release) for loan losses	10,745	8,977	41,344	33,108
Non-interest income
Trust and wealth advisory	1,286	1,066	4,970	4,194
Service charges and fees	1,286	858	4,822	3,072
Mortgage banking activities, net	88	439	1,000	1,622
(Losses) gains on CRA mutual fund	(9)	(3)	(26)	19
(Losses) gains on securities, net	—	(21)	(2)	196
Bank-owned life insurance (“BOLI”) income	170	110	556	495
Gain on bank-owned life insurance	—	—	—	601
Gain on sale of assets	—	—	73	—
Other	26	27	107	125
Total non-interest income	2,847	2,476	11,500	10,323
Non-interest expense
Salaries	3,753	3,453	13,417	11,828
Employee benefits	1,033	1,289	5,023	4,533
Premises and equipment	1,080	1,122	4,114	4,019
Write-down of assets	—	—	144	—
Data processing	617	544	2,441	2,211
Professional fees	688	721	2,779	2,741
Collections, OREO, and loan related	138	111	455	323
FDIC insurance	171	135	541	466
Marketing and community support	328	154	881	573
Amortization of intangibles	57	74	255	321
Other	606	451	2,054	2,023
Total non-interest expense	8,471	8,054	32,104	29,038
Income before income taxes	5,121	3,399	20,740	14,393
Income tax provision	980	596	4,267	2,453
Net income	$4,141	$2,803	$16,473	$11,940
Net income available to common shareholders	$4,076	$2,764	$16,225	$11,775

Basic earnings per common share	$1.45	$0.99	$5.77	$4.21
Diluted earnings per common share	$1.43	$0.98	$5.72	$4.20
Common dividends per share	$0.31	$0.29	$1.21	$1.16

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Total assets	$1,529,184	$1,476,849	$1,436,666	$1,403,129	$1,293,660
Loans receivable, net	1,066,750	1,057,451	1,032,345	1,041,185	1,027,738
Total securities	204,694	177,979	152,943	129,960	101,041
Deposits	1,336,193	1,289,628	1,243,369	1,211,171	1,129,074
FHLBB advances	7,656	8,905	10,152	11,396	12,639
Shareholders’ equity	136,600	133,533	131,709	127,242	124,752
Wealth assets under administration	1,083,152	973,198	970,306	902,141	944,349
Discretionary wealth assets under administration	657,789	608,228	614,312	578,199	554,997
Non-discretionary wealth assets under administration	425,363	364,970	355,994	323,942	389,352
Non-performing loans	4,199	5,001	5,539	5,706	5,648
Non-performing assets	4,199	5,001	5,539	5,706	5,648
Accruing loans past due 30-89 days	1,342	909	1,400	2,374	6,850
Net interest and dividend income	10,543	10,165	9,565	10,350	9,817
Net interest and dividend income, tax equivalent(1)	10,735	10,345	9,739	10,520	9,993
(Release) provision expense for loan losses	(202)	400	(1,075)	158	840
Non-interest income	2,847	2,840	2,971	2,841	2,476
Non-interest expense	8,471	8,284	8,086	7,259	8,054
Income before income taxes	5,121	4,321	5,525	5,774	3,399
Income tax provision	980	868	1,172	1,248	596
Net income	4,141	3,453	4,353	4,526	2,803
Net income allocated to common shareholders	4,076	3,400	4,287	4,462	2,764

Per share data
Basic earnings per common share	$1.45	$1.21	$1.53	$1.59	$0.99
Diluted earnings per common share	1.43	1.20	1.52	1.59	0.98
Dividends per common share	0.31	0.31	0.30	0.29	0.29
Book value per common share	47.73	46.66	46.02	44.72	43.88
Tangible book value per common share - Non-GAAP ⁽[2]⁾	42.76	41.67	41.01	39.65	38.78
Common shares outstanding at end of period (in thousands)	2,862	2,862	2,862	2,845	2,843
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,817	2,817	2,810	2,804	2,803
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,835	2,843	2,829	2,815	2,811

Profitability ratios
Net interest margin (tax equivalent) (1)	2.99%	2.92%	2.82%	3.34%	3.17%
Efficiency ratio (3)	61.91	61.63	63.07	53.75	63.88
Effective income tax rate	19.13	20.09	21.21	21.61	17.52
Return on average assets	1.10	0.93	1.21	1.38	0.85
Return on average common shareholders’ equity	12.14	10.27	13.51	14.53	8.97

Credit quality ratios
Non-performing loans to loans receivable, gross	0.39%	0.47%	0.53%	0.54%	0.54%
Accruing loans past due 30-89 days to loans receivable, gross	0.12	0.08	0.13	0.23	0.66
Allowance for loan losses to loans receivable, gross	1.20	1.23	1.22	1.32	1.32
Allowance for loan losses to non-performing loans	308.7	263.3	229.4	243.4	243.5
Non-performing assets to total assets	0.27	0.34	0.39	0.41	0.44

Capital ratios
Common shareholders' equity to assets	8.93%	9.04%	9.17%	9.07%	9.64%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.08	8.15	8.25	8.12	8.62
Tier 1 leverage capital (4)	9.42	9.31	9.33	9.83	8.90
Total risk-based capital (4)	14.08	14.20	14.67	14.58	13.57
Common equity tier 1 capital (4)	12.87	12.95	13.42	13.33	12.31

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Common Shareholders' Equity	$136,600	$133,533	$131,709	$127,242	$124,752
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(418)	(476)	(538)	(603)	(674)
Tangible Common Shareholders' Equity	$122,367	$119,242	$117,356	$112,824	$110,263
Total Assets	$1,529,184	$1,476,849	$1,436,666	$1,403,129	$1,293,660
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(418)	(476)	(538)	(603)	(674)
Tangible Total Assets	$1,514,951	$1,462,558	$1,422,313	$1,388,711	$1,279,171
Common Shares outstanding	2,862	2,862	2,862	2,845	2,843

Book value per Common Share – GAAP	$47.73	$46.66	$46.02	$44.72	$43.88
Tangible book value per Common Share - Non-GAAP	42.76	41.67	41.01	39.65	38.78
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.08%	8.15%	8.25%	8.12%	8.62%
Consolidated:
Non-interest expense	$8,471	$8,284	$8,086	$7,259	$8,054
Less: Amortization of core deposit intangibles	(57)	(61)	(65)	(71)	(74)
Less: Write-down of fixed assets	—	(144)	—	—	—
Less: Foreclosed property expense including OREO gains, losses and Write downs	—	—	—	—	—
Adjusted non-interest expense	$8,414	$8,079	$8,021	$7,188	$7,980
Net interest and dividend income, tax equivalent	$10,735	$10,345	$9,739	$10,520	$9,993
Non-interest income	2,847	2,840	2,971	2,841	2,476
Losses (gains) on securities	9	(3)	6	16	24
Gains on sale of fixed assets	—	(73)	—	—	—
BOLI proceeds	—	—	—	—	—
Adjusted revenue	$13,591	$13,109	$12,716	$13,377	$12,493
Efficiency Ratio – Non-GAAP [1]	61.91%	61.63%	63.07%	53.75%	63.88%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q4 2021: 60.62%; Q3 2021: 60.70%; Q2 2021: 61.59%; Q1 2020: 51.97%; Q4 2020: 62.62%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

	Average Balance			Income / Expense			Average Yield / Rate
At or for the quarters ended (dollars in thousands)	Q4 2021	Q3 2021	Q4 2020	Q4 2021	Q3 2021	Q4 2020	Q4 2021	Q3 2021	Q4 2020
Loans (a)(d)	$1,078,097	$1,056,266	$1,043,613	$10,560	$10,382	$10,257	3.89%	3.90%	3.90%
Securities (c)(d)	186,284	150,841	92,633	911	720	624	1.96	1.91	2.70
FHLBB stock	1,641	1,743	2,594	11	6	34	2.68	1.38	5.28
Short term funds (b)	155,502	196,997	112,463	62	73	31	0.16	0.15	0.11
Total interest-earning assets	1,421,524	1,405,847	1,251,303	11,544	11,181	10,946	3.22	3.15	3.48
Other assets	76,059	72,547	63,937
Total assets	$1,497,583	$1,478,394	$1,315,240
Interest-bearing demand deposits	$225,607	$227,291	$212,375	104	111	110	0.18	0.19	0.21
Money market accounts	329,005	327,861	288,629	139	140	150	0.17	0.17	0.21
Savings and other	233,463	217,541	188,080	66	58	59	0.11	0.11	0.12
Certificates of deposit	121,192	125,768	130,809	200	223	310	0.65	0.70	0.94
Total interest-bearing deposits	909,267	898,461	819,893	509	532	629	0.21	0.23	0.31
Repurchase agreements	7,923	14,296	9,220	3	5	3	0.16	0.15	0.15
Finance lease	2,696	2,685	2,897	34	33	35	5.10	4.98	4.81
Note payable	173	183	212	3	3	3	6.49	6.11	6.10
Subordinated debt (f)	24,467	24,452	9,879	233	233	150	3.82	3.82	6.06
FHLBB advances	8,071	9,329	23,491	28	30	133	1.38	1.28	2.21
Total interest-bearing liabilities	952,597	949,406	865,592	810	836	953	0.34	0.35	0.44
Demand deposits	401,294	388,557	318,370
Other liabilities	8,410	6,965	7,267
Shareholders’ equity	135,282	133,466	124,011
Total liabilities & shareholders’ equity	$1,497,583	$1,478,394	$1,315,240
Net interest income				$10,735	$10,345	$9,993
Spread on interest-bearing funds							2.88	2.80	3.04
Net interest margin (e)							2.99	2.92	3.17
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q4 2021, Q3 2021 and Q4 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Twelve months ended December 31,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2021	2020	2021	2020	2021	2020
Loans (a)(d)	$1,059,663	$1,019,999	$41,549	$41,267	3.89%	4.02%
Securities (c)(d)	144,833	89,616	2,991	2,563	2.06	2.86
FHLBB stock	1,790	3,163	37	141	2.09	4.45
Short term funds (b)	158,907	65,935	210	154	0.13	0.23
Total earning assets	1,365,193	1,178,713	44,787	44,125	3.26	3.73
Other assets	72,590	63,434
Total assets	$1,437,783	$1,242,147
Interest-bearing demand deposits	$224,763	$183,870	435	441	0.19	0.24
Money market accounts	315,469	256,402	547	1,145	0.17	0.45
Savings and other	215,300	175,204	239	464	0.11	0.26
Certificates of deposit	130,879	144,489	939	1,840	0.72	1.27
Total interest-bearing deposits	886,411	759,965	2,160	3,890	0.24	0.51
Repurchase agreements	10,679	7,986	16	20	0.15	0.25
Finance lease	2,739	2,965	136	141	4.96	4.75
Note payable	187	226	11	14	6.13	6.08
Subordinated Debt (f)	22,511	9,870	1,000	618	4.44	6.26
FHLBB advances	9,938	40,093	125	605	1.24	1.49
Total interest-bearing liabilities	932,465	821,105	3,448	5,288	0.37	0.64
Demand deposits	366,926	294,588
Other liabilities	7,285	6,956
Shareholders’ equity	131,107	119,498
Total liabilities & shareholders’ equity	$1,437,783	$1,242,147
Net interest income			$41,339	$38,837
Spread on interest-bearing funds					2.89	3.09
Net interest margin (e)					3.01	3.28

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.7 million and $0.5 million, respectively for 2021 and 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.